Exhibit 99.1

Avon Reports Fourth-Quarter and Full-Year 2012 Results

Fourth-Quarter Revenue Down 1% (Up 1% in Constant Dollars)

Fourth-Quarter Operating Profit was $11 Million; Adjusted[1] Non-GAAP $277 Million

Full-Year Cash from Operations $556 Million

NEW YORK, N.Y., February 12, 2013 - Avon Products, Inc. (NYSE:AVP) today reported fourth-quarter and full-year 2012 results. "2012 was a challenging year for Avon, but I'm encouraged to see that the overall business is showing early signs of stabilization," said Sheri McCoy, Chief Executive Officer. "We have a lot of work ahead of us, but I am confident that in 2013, we will see progress against our three-year financial goals.”
Fourth-Quarter 2012 (compared with fourth-quarter 2011)
For the fourth quarter, total revenue of $3.0 billion decreased 1%, but increased 1% in constant dollars. Total units grew 2% and price/mix decreased 1% during the quarter. Active Representatives were up 1%.
Avon Beauty sales declined 2%, or increased 1% in constant dollars. On a reported basis, fragrance was flat, color and personal care both declined 1% and skincare declined 5%. On a constant-dollar basis, fragrance and color both increased 2%, personal care increased 1% and skincare declined 2%.
Fourth-quarter 2012 gross margin was 59.8%. Adjusted Non-GAAP gross margin was 59.9%, 130 basis points lower than the prior-year quarter, primarily due to unfavorable mix reflecting actions to flow inventory, mainly in Brazil as well as flowing more unit-driving offers in several key markets.
Operating profit was $11 million in the fourth quarter of 2012 and operating margin was 0.4%. Adjusted Non-GAAP operating profit was $277 million and adjusted Non-GAAP operating margin was 9.2%, down 20 bps from the fourth quarter of 2011. The lower gross margin was almost fully offset by lower operating expenses, primarily due to lower net

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brochure costs, lower overhead and advertising expenses. Additionally, foreign exchange negatively impacted operating margin.

Fourth-quarter 2012's effective tax rate was 1845% versus 102% in the fourth quarter of 2011. On an adjusted Non-GAAP basis, the effective tax rate was 35.9%, versus 32.2% in the fourth-quarter 2011.
Loss from continuing operations in the fourth quarter of 2012 was $161 million, or $0.37 per share. Adjusted Non-GAAP net income from continuing operations was $162 million, or $0.37 per share.
Adjustments to Fourth-Quarter GAAP Results
During the fourth quarter of 2012, the following items had a significant impact on the financial results:
As a result of the weaker-than-expected performance in the fourth quarter of 2012 in our Silpada business and the corresponding lowering of our long-term growth estimates for this business, our annual impairment assessment of the fair value of goodwill and intangible assets related to the business resulted in a Q4 non-cash pre-tax impairment charge, within operating profit, of $209 million, or $0.31 per share.

In the fourth quarter of 2012, we also recorded costs to implement (“CTI”) restructuring charges, within operating profit, of $58 million pre-tax, or $0.09 per share, most of which relate to our previously announced cost savings initiative.

The fourth-quarter results benefited from a release of a provision, within other income, of $24 million, or $0.03 per share, associated with the excess cost of acquiring U.S. dollars in Venezuela at the regulated market rate as compared to the official exchange rate. This provision was released as the Company capitalized the associated intercompany liabilities.

During the fourth quarter of 2012, we determined that the Company may repatriate offshore cash to meet certain domestic funding needs. Accordingly, we are no longer asserting that the undistributed earnings of certain foreign subsidiaries are indefinitely reinvested, and therefore, we recorded an additional provision for income taxes of $168 million or $0.39 per share.
Full-Year 2012 Results (compared with full-year 2011)
Total revenue of $10.7 billion decreased 5%, or was flat in constant dollars. Total Beauty sales declined 5%, or increased 1% on a constant-dollar basis. Active Representatives declined 1% and units sold were flat.
Operating profit of $315 million decreased 63% and operating margin was 2.9%, down 470 basis points. Adjusted Non-GAAP operating profit was $693 million, down 40%, and adjusted Non-GAAP operating margin was 6.5%, down 380 basis points from a year ago.
Full-year loss from continuing operations was $38 million, or $0.10 per share, compared with income of $526 million, or $1.20 per share, last year. Adjusted Non-GAAP income from continuing operations was $373 million, or $0.85 per share, compared with $719 million, or $1.64 per share.

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Adjustments to Full-Year 2012 GAAP Results:
During 2012, the following items had a significant impact on the financial results:

•	CTI restructuring initiatives related to previously announced cost savings initiatives of $125 million pre-tax, or $0.19 per share

•	China non-cash impairment charge of $44 million pre-tax, or $0.10 per share

•	Silpada non-cash impairment charge of $209 million pre-tax, or $0.30 per share

•
Benefit from release of a provision of $24 million, or $0.04 per share, associated with the excess cost of acquiring U.S. dollars in Venezuela at the regulated market rate as compared to the official exchange rate

•	Additional provision for income taxes of $168 million, or $0.39 per share, associated with the potential repatriation of foreign earnings

Cash flow from operations was $556 million for the twelve months ended December 31, 2012, $100 million lower than in the same period in 2011, due to lower net income and higher payments associated with CTI restructuring initiatives, which were partially offset by improvements in working capital, lower contributions to the U.S. pension plan, and a payment in 2011 associated with a long-term incentive compensation plan of $36 million. The overall net cash used in the twelve months ended December 31, 2012 was $36 million, compared with net cash provided of $65 million for the same period in 2011, primarily due to lower issuances of commercial paper, partially offset by the proceeds related to the term loan agreement, the scheduled repayment of our notes in 2011, lower dividend payments, lower capital expenditures and the termination of two of our interest-rate swap agreements.
Avon's net debt (total debt less cash) as of December 31, 2012 was $2.0 billion, down $77 million from December 31, 2011.

Estimated Impacts from 32% Venezuelan Currency Devaluation

The Venezuelan government has announced its intention to devalue its currency by approximately 32%. Although no official rules have been issued, the official exchange rate is expected to change from 4.30 Bolivars to the U.S. dollar to 6.30 Bolivars to the U.S. dollar, effective February 13, 2013, and the regulated SITME market will be eliminated. Based on a preliminary analysis, Avon anticipates the following impacts, both of which will be excluded for purposes of calculating adjusted Non-GAAP results during 2013:

•	One time after tax loss estimated to be approximately $50 million in the first quarter of 2013, primarily reflecting the write-down of monetary net assets and deferred taxes;

•	Estimated charges of approximately $50 million associated with the historical cost in U.S. dollars of non-monetary assets, such as inventory, primarily during the first half of 2013.
In addition, had the devaluation occurred at the beginning of 2012, Avon's revenue and adjusted Non-GAAP operating profit would have been adversely impacted by approximately 2% each, assuming no mitigating factors, such as price increases.

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Fourth-Quarter 2012 Regional Highlights (compared with fourth-quarter 2011)

Latin America
$ in millions	Fourth-Quarter 2012		FY 2012
		% var. vs 4Q11		% var. vs 12M11
Total revenue	$1,330.5	2%	$4,993.7	(3)%
C$		7%		5%
Active Representatives		6%		3%
Units sold		6%		2%
Operating profit	136.0	6%	443.9	(30)%
Adjusted Non-GAAP operating profit	143.7	7%	463.5	(27)%
Operating margin	10.2%	40 bps	8.9%	(340) bps
Adjusted Non-GAAP operating margin	10.8%	50 bps	9.3%	(300) bps

Note: Effective in the second quarter of 2012, the Dominican Republic was included in Latin America, whereas in prior periods it had been included in North America. The impact was not material to either segment. Accordingly, Latin America amounts include the results of the Dominican Republic for all periods presented.

•	Fourth-quarter constant-dollar revenue increased, primarily due to an increase in Active Representatives. Units sold increased 6%, primarily attributable to Brazil.

•	Brazil revenue was down 3%, or up 10% in constant dollars, primarily due to an increase in Active Representatives.

•	Mexico revenue was up 9%, or 4% in constant dollars, driven primarily by an increase in Active Representatives partially offset by a decline in average order.

•	Venezuela revenue was up 2% in both reported and constant dollars, as average order benefited from the inflationary impact on pricing, but was partially offset by a decrease in Active Representatives.

•
The increase in adjusted Non-GAAP operating margin was due to lower net brochure costs and improved bad debt and distribution expenses. This was partially offset by a decline in gross margin, primarily due to the unfavorable net impact of pricing and mix partially due to a planned initiative to flow excess inventory, primarily in Brazil. Foreign exchange and higher investments in Representative Value Proposition² (“RVP”) also negatively impacted operating margin.

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Europe, Middle East & Africa
$ in millions	Fourth-Quarter 2012		FY 2012
		% var. vs 4Q11		% var. vs 12M11
Total revenue	$905.8	1%	$2,914.2	(7)%
C$		2%		(1)%
Active Representatives		1%		—%
Units sold		5%		—%
Operating profit	131.4	(4)%	312.8	(35)%
Adjusted Non-GAAP operating profit	131.5	(5)%	324.6	(33)%
Operating margin	14.5%	(80) bps	10.7%	(460) bps
Adjusted Non-GAAP operating margin	14.5%	(100) bps	11.1%	(440) bps

Note: Effective in the second quarter of 2012, the results of Central and Eastern Europe and Western Europe, Middle East & Africa were managed as a single operating segment. Accordingly, Europe, Middle East & Africa amounts include the results of Central and Eastern Europe and Western Europe, Middle East & Africa for all periods presented.

•	Fourth-quarter constant-dollar revenue increased primarily due to an increase in Active Representatives and unit growth.

•	Revenue in Russia was up 3% in both reported and constant dollars, primarily due to higher average order and an increase in Active Representatives.

•	Revenue in the U.K. was flat, or down 2% in constant dollars, primarily due to a decrease in Active Representatives, partially offset by higher average order.

•	Revenue in Turkey was up 1%, or down 1% in constant dollars, primarily due to lower average order, partially offset by growth in Active Representatives.

•	Revenue in South Africa was flat, or up 8% in constant dollars, primarily due to growth in average order, partially offset by a decrease in Active Representatives.

•
The decline in adjusted Non-GAAP operating margin was due to lower gross margin, caused by the unfavorable impact of pricing and mix due to planned investments in unit-driving offers across all price tiers. This decline was also partially offset by improved bad debt expense and lower net brochure costs, primarily in Russia.

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North America
$ in millions	Fourth-Quarter 2012		FY 2012
		% var. vs 4Q11		% var. vs 12M11
Total revenue	$516.2	(12)%	$1,906.8	(8)%
C$		(12)%		(8)%
Active Representatives		(13)%		(12)%
Units sold		(11)%		(6)%
Operating loss	(201.4)	17%	(214.9)	(14)%
Adjusted Non-GAAP operating profit	26.6	25%	24.6	(75)%
Operating margin	(39.0)%	230 bps	(11.3)%	(220) bps
Adjusted Non-GAAP operating margin	5.2%	160 bps	1.3%	(350) bps

Note: Effective in the second quarter of 2012, the Dominican Republic was included in Latin America, whereas in prior periods it had been included in North America. The impact was not material to either segment. Accordingly, North America amounts exclude the results of the Dominican Republic for all periods presented.

•	Fourth-quarter North America revenue declined 12%, primarily due to a decrease in Active Representatives.

•	The North America Avon business revenue declined 11%, primarily due to a decrease in Active Representatives, partially offset by higher average order.

•	Silpada revenue declined 18%, primarily due to a decline in average order as well as a decrease in Active Representatives.

•
The increase in adjusted Non-GAAP operating margin was due to lower overhead expenses, which include compensation costs, and lower advertising costs, which were partially offset by increased investments in RVP primarily related to the One Simple Sales Model implementation. The increase in operating margin was also impacted by higher gross margin at Silpada, which was partially due to the decrease in silver prices and favorable net impact of pricing and mix.

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Asia Pacific
$ in millions	Fourth-Quarter 2012		FY 2012
		% var. vs 4Q11		% var. vs 12M11
Total revenue	$246.6	(3)%	$902.4	(4)%
C$		(6)%		(5)%
Active Representatives		(8)%		(9)%
Units sold		(9)%		(7)%
Operating profit	8.8	(64)%	5.1	(94)%
Adjusted Non-GAAP operating profit	21.8	(11)%	67.3	(17)%
Operating margin	3.6%	(590) bps	0.6%	(800) bps
Adjusted Non-GAAP operating margin	8.8%	(80) bps	7.5%	(110) bps

•	Fourth-quarter constant-dollar revenue decreased primarily due to continued weakness in China.

•	Revenue in China declined 23%, or 24% in constant dollars, primarily as a result of a decline in units sold. We continue to focus on independently owned retail locations (Beauty Boutiques).

•	Revenue in the Philippines grew 7%, or 2% in constant dollars, primarily due to growth in Active Representatives and higher average order, due to an increase in Fashion and Home sales.

•
The region's adjusted Non-GAAP operating margin decline was largely driven by lower gross margin, which was caused primarily by the unfavorable net impact of pricing and mix, primarily due to the flow of excess inventory as well as the negative impact of foreign exchange. Sales deleverage was also a factor. Partially offsetting these items was lower investment in RVP, primarily in China.

Global Expenses
$ in millions	Fourth-Quarter 2012		FY 2012
		% var. vs 4Q11		% var. vs 12M11
Total global expenses	$191.1	13%	$706.3	8%
Allocated to segments	(127.0)	(5)%	(474.2)	(5)%
Net global expenses	64.1	83%	232.1	53%
Adjusted Non-GAAP net global expenses	46.3	34%	187.5	30%

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 89451727). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.

Avon, the company for women, is a leading global beauty company, with nearly $11 billion in annual revenue. As the world's largest direct seller, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics, skincare, fragrance, fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Jennifer Vargas
Natalija Jovasevic	(212) 282-5404
(212) 282-5320

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Footnotes

[1] “Adjusted” items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under “Non-GAAP Financial Measures.”

[2] “RVP” - In the first quarter of 2012, we revised the definition of Representative Value Proposition to represent the expenses of activities directly associated with Representatives and independent leaders including the cost of incentives and sales aids (net of any fees charged). RVP no longer includes strategic investments such as the Service Model Transformation and Web enablement, and it no longer adjusts for the impact of volume.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including revenue growth, operating profit, adjusted Non-GAAP operating profit, operating margin, and adjusted Non-GAAP operating margin. We refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.
We also present gross margin, selling, general and administrative expenses as a percentage of revenue, net global expenses, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives, 2) the goodwill and intangible assets charges related to Silpada and the goodwill charge related to China (each an “Impairment charge,” and collectively, “Impairment charges”), 3) the benefit related to the release of a provision associated with the excess cost of acquiring U.S. dollars in Venezuela (“Venezuelan special items”), and 4) the additional provision for income taxes as we are no longer assessing that the undistributed earnings of certain foreign subsidiaries are indefinitely reinvested (“Special tax items”). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period.

The Impairment charges include the impact on the Statement of Income caused by the goodwill and intangible assets impairment charges related to Silpada in 2012 and 2011 and the goodwill impairment charge related to China in 2012. The Venezuelan special items include the impact on the Statement of Income caused by the release of a provision

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associated with the excess cost of acquiring U.S. dollars in Venezuela at the regulated market rate as compared to the official exchange rate. The Special tax items include the impact on the Statement of Income in 2012 caused by an additional provision for income taxes as we are no longer assessing that the undistributed earnings of certain foreign subsidiaries are indefinitely reinvested. During the fourth quarter of 2012, we determined that the Company may repatriate offshore cash to meet certain domestic funding needs.

These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this release that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “planned,” “may,” “will,” “expect,” “anticipate,” “estimate,” “would,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management's reasonable current assumptions and expectations regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect, and including any financial projections concerning, for example, future revenue, profit, cash flow and operating margin increases) from, our stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives, product mix and pricing strategies, Enterprise Resource Planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiative, multi-year restructuring programs or other initiatives;

•	our ability to reverse declining margins and net income;

•
our substantial indebtedness and debt service obligations, our ability to access and generate cash to repay debt and cover debt service obligations, our access to short- and long-term financing, our ability to refinance upcoming maturities of our current indebtedness or to secure such refinancing at attractive rates and terms, our ability to secure other financing or to secure such other financing at attractive rates and terms, and our credit ratings and the impact of any changes on our financing costs and debt service obligations and access to lending sources;

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•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to improve our business in North America, including enhancing our Leadership model;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the United States (“U.S.”) and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in non-U.S. jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•	our ability to achieve growth objectives, particularly in our largest markets, such as Brazil and the U.S., and developing and emerging markets, such as Mexico or Russia;

•
our ability to successfully identify new business opportunities and strategic alternatives and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions, as well as to successfully integrate or manage any acquired business;

•
the challenges to our businesses, such as Silpada and China, including the effects of rising costs, macro-economic pressures, competition, any potential strategic decisions, including the review of strategic alternatives for Silpada, and the impact of declines in expected future cash flows and growth rates, and a change in the discount rate used to determine the fair value of expected future cash flows, which have impacted, and may continue to impact, the estimated fair value of the recorded goodwill and intangible assets;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•	key information technology systems, process or site outages and disruptions;

•	disruption in our supply chain or manufacturing and distribution operations;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

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•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
our ability to reverse declines in Active Representatives, to implement our Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, execution of Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

•
our ability to comply with certain covenants in our debt instruments, including the impact of any significant non-cash impairments, significant currency devaluations, or significant legal or regulatory settlements, or obtain necessary waivers from compliance with, or necessary amendments to, such covenants, and the impact any non-compliance may have on our ability to secure financing;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations; and

•	the impact of changes in tax rates on the value of our deferred tax assets and declining earnings on our ability to realize foreign tax credits in the U.S.

Additional information identifying such factors is contained in Item 1A of our Form 10-Q for the quarterly period ended September 30, 2012 and our Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	December 31			December 31
	2012	2011		2012	2011
Net sales	$2,955.7	$2,997.9	(1)%	$10,546.1	$11,112.0	(5)%
Other revenue	43.4	45.8		171.0	179.6
Total revenue	2,999.1	3,043.7	(1)%	10,717.1	11,291.6	(5)%
Cost of sales	1,204.5	1,182.5		4,169.3	4,148.6
Selling, general and administrative expenses	1,574.9	1,585.3		5,980.0	6,025.4
Impairment of goodwill and intangible asset	209.0	263.0		253.0	263.0
Operating profit	10.7	12.9	(17)%	314.8	854.6	(63)%
Interest expense	27.5	23.4		104.3	92.9
Interest income	(4.6)	(3.2)		(15.1)	(16.5)
Other (income) expense, net	(21.4)	10.0		7.0	35.6
Total other expenses	1.5	30.2		96.2	112.0
Income (loss) from continuing operations, before tax	9.2	(17.3)	(153)%	218.6	742.6	(71)%
Income taxes	(170.3)	17.6		(256.8)	(216.2)
(Loss) income from continuing operations, net of tax	(161.1)	0.3	*	(38.2)	526.4	(107)%
Discontinued operations, net of tax	—	—		—	(8.6)
Net (loss) income	(161.1)	0.3		(38.2)	517.8
Net income attributable to noncontrolling interests	(1.1)	(0.7)		(4.3)	(4.2)
Net (loss) income attributable to Avon	$(162.2)	$(0.4)	*	$(42.5)	$513.6	(108)%
(Loss) earnings per share:(1)
Basic
Basic EPS from continuing operations	$(.37)	$—	*	(.10)	1.20	(108)%
Basic EPS from discontinued operations	$—	$—		—	(.02)
Basic EPS attributable to Avon	$(.37)	$—	*	(.10)	1.18	(108)%
Diluted
Diluted EPS from continuing operations	$(.37)	$—	*	(.10)	1.20	(108)%
Diluted EPS from discontinued operations	$—	$—		—	(.02)
Diluted EPS attributable to Avon	$(.37)	$—	*	(.10)	1.18	(108)%

Weighted-average shares outstanding:
Basic	432.1	430.9		431.9	430.5
Diluted	432.1	431.8		431.9	432.1

* Calculation not meaningful

(1) Under the two-class method, (loss) earnings per share is calculated using net (loss) earnings allocable to common shares, which is derived by reducing net (loss) earnings by the (loss) earnings allocable to participating securities. Net (loss) earnings allocable to common shares used in the basic and diluted (loss) earnings per share calculation were ($159.2) and ($0.1) for the three months ended December 31, 2012 and 2011, respectively. Net (loss) earnings allocable to common shares used in the basic and diluted (loss) earnings per share calculation were ($42.2) and $508.1 for the twelve months ended December 31, 2012 and 2011, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$1,209.6	$1,245.1
Accounts receivable, net	751.9	761.5
Inventories	1,135.4	1,161.3
Prepaid expenses and other	832.0	930.9
Total current assets	3,928.9	4,098.8
Property, plant and equipment, at cost	2,711.8	2,708.8
Less accumulated depreciation	(1,161.6)	(1,137.3)
Property, plant and equipment, net	1,550.2	1,571.5
Goodwill	374.9	473.1
Other intangible assets, net	120.3	279.9
Other assets	1,408.2	1,311.7
Total assets	$7,382.5	$7,735.0
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$572.0	$849.3
Accounts payable	920.0	850.2
Accrued compensation	266.6	217.1
Other accrued liabilities	661.0	663.6
Sales and taxes other than income	211.4	212.4
Income taxes	73.6	98.4
Total current liabilities	2,704.6	2,891.0
Long-term debt	2,623.9	2,459.1
Employee benefit plans	637.6	603.0
Long-term income taxes	52.0	67.0
Other liabilities	131.1	129.7
Total liabilities	$6,149.2	$6,149.8
Shareholders’ Equity
Common stock	$188.3	$187.3
Additional paid-in-capital	2,119.6	2,077.7
Retained earnings	4,357.8	4,726.1
Accumulated other comprehensive loss	(876.7)	(854.4)
Treasury stock, at cost	(4,571.9)	(4,566.3)
Total Avon shareholders’ equity	1,217.1	1,570.4
Noncontrolling interests	16.2	14.8
Total shareholders’ equity	$1,233.3	$1,585.2
Total liabilities and shareholders’ equity	$7,382.5	$7,735.0

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2012	2011
Cash Flows from Operating Activities
(Loss) income from continuing operations, net of tax	$(38.2)	$526.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	229.6	239.6
Provision for doubtful accounts	251.1	247.2
Provision for obsolescence	122.1	128.1
Share-based compensation	41.1	36.6
Deferred income taxes	(49.2)	(196.6)
Impairment of goodwill and intangible asset	253.0	263.0
Other	35.5	52.7
Changes in assets and liabilities:
Accounts receivable	(241.1)	(241.5)
Inventories	(89.7)	(210.3)
Prepaid expenses and other	58.5	24.6
Accounts payable and accrued liabilities	84.5	(55.7)
Income and other taxes	(28.7)	(50.7)
Noncurrent assets and liabilities	(72.4)	(107.6)
Net cash provided by operating activities of continuing operations	556.1	655.8
Cash Flows from Investing Activities
Capital expenditures	(228.8)	(276.7)
Disposal of assets	15.4	17.1
Purchases of investments	(1.5)	(28.8)
Proceeds from sale of investments	1.2	33.7
Acquisitions and other investing activities	—	(13.0)
Net cash used by investing activities of continuing operations	(213.7)	(267.7)
Cash Flows from Financing Activities
Cash dividends	(329.3)	(403.4)
Debt, net (maturities of three months or less)	(710.5)	635.7
Proceeds from debt	735.8	88.9
Repayment of debt	(138.3)	(614.6)
Interest rate swap termination	43.6	—
Proceeds from exercise of stock options	8.6	16.8
Excess tax benefit realized from share-based compensation	(2.4)	(0.2)
Repurchase of common stock	(8.8)	(7.7)
Net cash used by financing activities of continuing operations	(401.3)	(284.5)
Net cash used by investing activities of discontinued operations	—	(1.2)
Net cash used by discontinued operations	—	(1.2)
Effect of exchange rate changes on cash and equivalents	23.4	(37.2)
Net change in cash and equivalents	(35.5)	65.2
Cash and equivalents at beginning of year	$1,245.1	$1,179.9
Cash and equivalents at end of period	$1,209.6	$1,245.1

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED 12/31/12

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$ (1)
		% var. vs 4Q11	% var. vs 4Q11	% var. vs 4Q11	% var. vs 4Q11	% var. vs 4Q11	% var. vs 4Q11
Latin America	$1,330.5	2%	7%	6%	1%	6%	1%
Europe, Middle East & Africa	905.8	1	2	5	(3)	1	1
North America	516.2	(12)	(12)	(11)	(1)	(13)	1
Asia Pacific (1)	246.6	(3)	(6)	(9)	3	(8)	2
Total from operations	2,999.1	(1)	1	2	(1)	1	—
Global and other	—	—	—	—	—	—	—
Total	$2,999.1	(1)%	1%	2%	(1)%	1%	—%

	2012 GAAP Operating Profit (Loss)US$	% var. vs 4Q11	2012 GAAP Operating Margin US$	2012 Non-GAAP Operating Profit US$ (2)	2011 Non-GAAP Operating Profit US$ (2)	2012 Non-GAAP Operating Margin (2)	2011 Non-GAAP Operating Margin (2)
Latin America	$136.0	6%	10.2%	$143.7	$134.8	10.8%	10.3%
Europe, Middle East & Africa	131.4	(4)	14.5	131.5	138.7	14.5	15.5
North America	(201.4)	17	(39.0)	26.6	21.3	5.2	3.6
Asia Pacific	8.8	(64)	3.6	21.8	24.4	8.8	9.6
Total from operations	74.8	57	(2.5)	323.6	319.2	10.8	10.5
Global and other	(64.1)	(84)	—	(46.3)	(34.6)	—	—
Total	$10.7	(17)%	0.4%	$277.3	$284.6	9.2%	9.4%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 4Q11	% var. vs 4Q11
Beauty (color cosmetics/fragrances/skincare/personal care)	$2,109.2	(2)%	1%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	538.3	(1)	—
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	308.2	—	2
Net sales	$2,955.7	(1)%	1%
Other revenue	43.4	(5)	(6)
Total revenue	$2,999.1	(1)%	1%

Beauty Category:
Fragrance		—%	2%
Color		(1)	2
Skincare		(5)	(2)
Personal care		(1)	1

(1) Asia Pacific's decline in Active Representatives and increase in average order are impacted by the transition to a retail compensation model in China. Due to this transition, the Active Representative and average order performance metrics are not a relevant indicator of the underlying business trends.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

TWELVE MONTHS ENDED 12/31/12

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$ (1)
		% var. vs 12M11	% var. vs 12M11	% var. vs 12M11	% var. vs 12M11	% var. vs 12M11	% var. vs 12M11
Latin America	$4,993.7	(3)%	5%	2%	3%	3%	2%
Europe, Middle East & Africa	2,914.2	(7)	(1)	—	(1)	—	(1)
North America	1,906.8	(8)	(8)	(6)	(2)	(12)	4
Asia Pacific (1)	902.4	(4)	(5)	(7)	2	(9)	4
Total from operations	10,717.1	(5)	—	—	—	(1)	1
Global and other	—	—	—	—	—	—	—
Total	$10,717.1	(5)%	—%	—%	—%	(1)%	1%

	2012 GAAP Operating Profit (Loss) US$	% var. vs 12M11	2012 GAAP Operating Margin US$	2012 Non-GAAP Operating Profit US$ (2)	2011 Non-GAAP Operating Profit US$ (2)	2012 Non-GAAP Operating Margin (2)	2011 Non-GAAP Operating Margin (2)
Latin America	$443.9	(30)%	8.9%	$463.5	$637.1	9.3%	12.3%
Europe, Middle East & Africa	312.8	(35)	10.7	324.6	484.2	11.1	15.5
North America	(214.9)	(14)	(11.3)	24.6	99.7	1.3	4.8
Asia Pacific	5.1	(94)	0.6	67.3	81.1	7.5	8.6
Total from operations	546.9	(46)	5.1	880.0	1,302.1	8.2	11.5
Global and other	(232.1)	(53)	—	(187.5)	(144.5)	—	—
Total	$314.8	(63)%	2.9%	$692.5	$1,157.6	6.5%	10.3%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 12M11	% var. vs 12M11
Beauty (color cosmetics/fragrances/skincare/personal care)	$7,642.7	(5)%	1%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	1,891.7	(5)	(2)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	1,011.7	(4)	2
Net sales	$10,546.1	(5)%	—%
Other revenue	171.0	(5)	(3)
Total revenue	$10,717.1	(5)%	—%

Beauty Category:
Fragrance		(4)%	2%
Color		(6)	1
Skincare		(7)	(1)
Personal care		(6)	—

(1) Asia Pacific's decline in Active Representatives and increase in average order are impacted by the transition to a retail compensation model in China during the latter half of 2012. Due to this transition, the Active Representative and average order performance metrics are not a relevant indicator of the underlying business trends.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 12/31/12
	Reported (GAAP)	CTI restructuring initiatives	Impairment charge	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Cost of sales	$1,204.5	$1.3	$—	$—	$—	$1,203.2
Selling, general and administrative expenses	1,574.9	56.3	—	—	—	1,518.6
Operating profit	10.7	57.6	209.0	—	—	277.3
Income from continuing operations before taxes	9.2	57.6	209.0	(23.8)	—	252.0
Income taxes	(170.3)	(19.9)	(76.7)	8.1	168.3	(90.5)
(Loss) income from continuing operations	$(161.1)	$37.7	$132.3	$(15.7)	$168.3	$161.5

Diluted EPS from continuing operations	(0.37)	0.09	0.31	(0.03)	0.39	0.37

Gross margin	59.8%	—	—	—	—	59.9%
SG&A as a % of revenues	52.5%	(1.9)	—	—	—	50.6%
Operating margin	0.4%	1.9	7.0	—	—	9.2%
Effective tax rate	1,845.3%	(0.4)	14.1	0.3	(1,823.3)	35.9%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$136.0	$7.7	$—			$143.7
Europe, Middle East & Africa	131.4	0.1	—			131.5
North America	(201.4)	19.0	209.0			26.6
Asia Pacific	8.8	13.0	—			21.8
Global and other	(64.1)	17.8	—			(46.3)
Total	$10.7	$57.6	$209.0			$277.3

SEGMENT OPERATING MARGIN
Latin America	10.2%	0.6	—			10.8%
Europe, Middle East & Africa	14.5%	—	—			14.5%
North America	(39.0)%	3.7	40.5			5.2%
Asia Pacific	3.6%	5.3	—			8.8%
Global and other	—	—	—			—
Total	0.4%	1.9	7.0			9.2%
Amounts in the table above may not necessarily sum due to rounding.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	TWELVE MONTHS ENDED 12/31/12
	Reported (GAAP)	CTI restructuring initiatives	Impairment charges	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Cost of sales	$4,169.3	$4.5	$—	$—	$—	$4,164.8
Selling, general and administrative expenses	5,980.0	120.2	—	—	—	5,859.8
Operating profit	314.8	124.7	253.0	—	—	692.5
Income from continuing operations before taxes	218.6	124.7	253.0	(23.8)	—	572.5
Income taxes	(256.8)	(42.0)	(76.7)	8.1	168.3	(199.1)
(Loss) income from continuing operations	$(38.2)	$82.7	$176.3	$(15.7)	$168.3	$373.4

Diluted EPS from continuing operations	(0.10)	0.19	0.40	(0.04)	0.39	0.85

Gross margin	61.1%	—	—	—	—	61.1%
SG&A as a % of revenues	55.8%	(1.1)	—	—	—	54.7%
Operating margin	2.9%	1.2	2.4	—	—	6.5%
Effective tax rate	117.5%	(0.3)	(5.5)	0.1	(77.0)	34.8%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$443.9	$19.6	$—			$463.5
Europe, Middle East & Africa	312.8	11.8	—			324.6
North America	(214.9)	30.5	209.0			24.6
Asia Pacific	5.1	18.2	44.0			67.3
Global and other	(232.1)	44.6	—			(187.5)
Total	$314.8	$124.7	$253.0			$692.5

SEGMENT OPERATING MARGIN
Latin America	8.9%	0.4	—			9.3%
Europe, Middle East & Africa	10.7%	0.4	—			11.1%
North America	(11.3)%	1.6	11.0			1.3%
Asia Pacific	0.6%	2.0	4.9			7.5%
Global and other	—	—	—			—
Total	2.9%	1.2	2.4			6.5%
Amounts in the table above may not necessarily sum due to rounding.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 12/31/11
	Reported (GAAP)	CTI restructuring initiatives	Impairment charge	Adjusted (Non-GAAP)
Cost of sales	$1,182.5	$3.0	$—	$1,179.5
Selling, general and administrative expenses	1,585.3	5.7	—	1,579.6
Operating profit	12.9	8.7	263.0	284.6
Income from continuing operations before taxes	(17.3)	8.7	263.0	254.4
Income taxes	17.6	(2.8)	(96.8)	(82.0)
Income from continuing operations	$0.3	$5.9	$166.2	$172.4

Diluted EPS from continuing operations	—	0.01	0.38	0.39

Gross margin	61.1%	0.1	—	61.2%
SG&A as a % of revenues	52.1%	(0.2)	—	51.9%
Operating margin	0.4%	0.3	8.6	9.4%
Effective tax rate	101.7%	—	(69.9)	32.2%

SEGMENT OPERATING PROFIT
Latin America	$128.4	$6.4	$—	$134.8
Europe, Middle East & Africa	137.1	1.6	—	138.7
North America	(241.7)	—	263.0	21.3
Asia Pacific	24.1	0.3	—	24.4
Global and other	(35.0)	0.4	—	(34.6)
Total	$12.9	$8.7	$263.0	$284.6

SEGMENT OPERATING MARGIN
Latin America	9.8%	0.5	—	10.3%
Europe, Middle East & Africa	15.3%	0.2	—	15.5%
North America	(41.3)%	—	45.0	3.6%
Asia Pacific	9.5%	0.1	—	9.6%
Global and other	—	—	—	—
Total	0.4%	0.3	8.6	9.4%
Amounts in the table above may not necessarily sum due to rounding.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	TWELVE MONTHS ENDED 12/31/11
	Reported (GAAP)	CTI restructuring initiatives	Impairment charge	Adjusted (Non-GAAP)
Cost of sales	$4,148.6	$11.2	$—	$4,137.4
Selling, general and administrative expenses	6,025.4	28.8	—	5,996.6
Operating profit	854.6	40.0	263.0	1,157.6
Income from continuing operations before taxes	742.6	40.0	263.0	1,045.6
Income taxes	(216.2)	(13.9)	(96.8)	(326.9)
Income from continuing operations	$526.4	$26.1	$166.2	$718.7

Diluted EPS from continuing operations	1.20	0.06	0.38	1.64

Gross margin	63.3%	0.1	—	63.4%
SG&A as a % of revenues	53.4%	(0.3)	—	53.1%
Operating margin	7.6%	0.4	2.3	10.3%
Effective tax rate	29.1%	0.1	2.0	31.3%

SEGMENT OPERATING PROFIT
Latin America	$634.0	$3.1	$—	$637.1
Europe, Middle East & Africa	478.9	5.3	—	484.2
North America	(188.0)	24.7	263.0	99.7
Asia Pacific	81.4	(0.3)	—	81.1
Global and other	(151.7)	7.2	—	(144.5)
Total	$854.6	$40.0	$263.0	$1,157.6

SEGMENT OPERATING MARGIN
Latin America	12.3%	0.1	—	12.3%
Europe, Middle East & Africa	15.3%	0.2	—	15.5%
North America	(9.1)%	1.2	12.7	4.8%
Asia Pacific	8.6%	—	—	8.6%
Global and other	—	—	—	—
Total	7.6%	0.4	2.3	10.3%
Amounts in the table above may not necessarily sum due to rounding.